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Exhibit 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED,

AIG GLOBAL SPORTS AND ENTERTAINMENT FUND, L.P.,

AIG GLOBAL EMERGING MARKETS FUND, L.L.C.,

GEM PARALLEL FUND, L.P

and

DUKE HOTELS LIMITED

Dated as of December 31, 2002

i

4.5	Accredited Investor.	20
4.6	Experience.	20
4.7	Access to Information.	20
4.8	General Solicitation.	20
4.9	Reliance.	20
4.10	Transfer or Resale.	20
4.11	Legend.	21
4.12	Governmental Authority Consents.	21
4.13	Broker's, Finder's or Similar Fees.	21
4.14	Statements to Nasdaq.	21
ARTICLE 5 CONDITIONS TO THE INVESTORS' OBLIGATIONS AT EACH CLOSING		21
5.1	Representations and Warranties.	21
5.2	Performance.	22
5.3	Officer's Certificate.	22
5.4	Approvals.	22
5.5	Nasdaq Authorization Letter.	22
5.6	Registration Rights Agreement.	22
5.7	Opinion of Counsel.	22
5.8	Organizational Documents.	22
5.9	Filings.	22
5.10	Nasdaq Listing.	22
5.11	Reimbursement of Expenses.	23
5.12	Purchased Shares.	23
5.13	Amendment of Shareholder Rights Plan.	23
5.14	Transfer Agent Letter.	23
5.15	Restructuring Criteria.	23
5.16	Subsequent Closing Specified Condition.	23
5.17	Miscellaneous.	24
ARTICLE 6 CONDITIONS TO THE COMPANY'S OBLIGATIONS AT EACH CLOSING		24
6.1	Representations and Warranties.	24
6.2	Performance.	24
6.3	Nasdaq Authorization Letter.	24
6.4	Purchase Price.	24
6.5	Miscellaneous.	24
ARTICLE 7 INDEMNIFICATION; SURVIVAL		24
7.1	Indemnification.	24
7.2	Notification.	25
7.3	Survival.	26
ARTICLE 8 COVENANTS		26
8.1	Commercially Reasonable Efforts.	26
8.2	Form D and Blue Sky Laws.	26
8.3	Financial Statements and Other Information.	27
8.4	FIRPTA Certificate.	27
8.5	Reservation of Common Stock.	27
8.6	Inspection.	28
8.7	Required Stockholder Approval.	28
8.8	Board Representation & Board Observer.	28
8.9	Reimbursable Expenses.	29

8.10	Stock Option Plans.	29
8.11	Preemptive Rights.	29
8.12	Protective Provisions.	29
8.13	Payment of Excess Performance Adjustment Amounts.	29
8.14	Insurance.	30
8.15	Break-Up Fee.	30
8.16	Publicity; Confidentiality.	30
8.17	Net Debt Level.	30
8.18	Further Assurances.	30
8.19	Approval of Authorized Preferred Stock Issuance.	31
ARTICLE 9 TERMINATION OF AGREEMENT		31
9.1	Termination.	31
ARTICLE 10 MISCELLANEOUS		31
10.1	Entire Agreement.	31
10.2	Counterparts.	31
10.3	Headings.	31
10.4	GOVERNING LAW.	31
10.5	Consent to Jurisdiction.	32
10.6	Severability.	32
10.7	Rules of Construction.	32
10.8	Notices.	32
10.9	Successors and Assigns; Third Party Beneficiaries.	33
10.10	Amendment and Waiver.	34
10.11	Expenses.	34
10.12	No Recourse to Specified Individuals.	34

EXHIBITS

A	Certificate of Incorporation
B	By-laws
C	Form of Certificate of Designation
D	Form of Irrevocable Transfer Agent Instructions
E	Form of Registration Rights Agreement
F	Form of Opinion of Kelley Drye & Warren LLP
G	Form of Stock Certificate
SCHEDULES
I	Knowledge of the Company
II	Non-Operating Subsidiaries
III	Operating Subsidiaries
2.1	Initial Shares and Purchase Price
2.2	Additional Shares and Purchase Price
3.1	Subsidiaries
3.3	Capitalization
3.5	No Conflicts
3.7	SEC Documents
3.8	Absence of Certain Changes
3.9	Absence of Litigation
3.11	Employment Matters
3.12	Employee Benefit Plans
3.13	Intellectual Property
3.14	Title
3.16	Insurance
3.18	Taxes
3.19	Transactions with Affiliates
3.25	Indentures
3.26	Potential Conflicts of Interest
3.30	Miscellaneous Transactions

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated as of December 31, 2002 (together with the Schedules and Exhibits attached hereto and made a part hereof, this "Agreement"), by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Company"), AIG Global Sports and Entertainment Fund, L.P., a limited partnership organized under the laws of the Cayman Islands ("AIG GSEF"), AIG Global Emerging Markets Fund, L.L.C., a limited liability company organized under the laws of the State of Delaware ("AIG Gem"), GEM Parallel Fund, L.P., a limited partnership organized under the laws of the State of Delaware ("AIG Gem Parallel" and together with AIG Gem, the "AIG Gem Investors," and collectively with AIG GSEF and AIG Gem, the "Lead Investors") and Duke Hotels Limited, a limited company organized under the laws of the Bahamas (the "Co-Investor" and, together with the Lead Investors, the "Investors").

        WHEREAS, upon the terms and conditions set forth in this Agreement, the Company desires to issue and sell to each of the Investors the number of shares of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Series C Preferred Stock") set forth opposite the name of each such Investor on Schedule 2.1 and Schedule 2.2 hereto, for the aggregate purchase price set forth opposite each such Investor's name on Schedule 2.1 and Schedule 2.2 hereto; and

        WHEREAS, each share of Series C Preferred Stock is initially convertible (subject to adjustment as provided in the Certificate of Designation) into forty (40) fully paid and non-assessable shares of the Company's common stock, par value $0.01 per share (the "Common Stock"); and

        WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the SEC (as defined herein) under the Securities Act (as defined herein).

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        1.1    Definitions.    As used in this Agreement, the following terms have the meanings indicated:

          "2001 Form 10-K" means the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

          "Additional Shares" has the meaning set forth in Section 2.2 hereof.

          "Affiliate" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

          "AIG Gem Investors" has the meaning set forth in the preamble to this Agreement.

          "AIG Gem" has the meaning set forth in the preamble to this Agreement.

          "AIG Gem Parallel" has the meaning set forth in the preamble to this Agreement.

          "AIG GSEF" has the meaning set forth in the preamble to this Agreement.

          "Authorized Preferred Stock Issuance" has the meaning set forth in the Certificate of Designation.

          "Board of Directors" means the Board of Directors of the Company.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the Commonwealth of Virginia are authorized or required by law or executive order to close.

          "By-laws" means the by-laws of the Company in effect on the Initial Closing Date and attached hereto as Exhibit B.

          "Certificate of Designation" means the Certificate of Designation with respect to the Series C Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the Initial Closing Date substantially in the form attached hereto as Exhibit C.

          "Certificate of Incorporation" means the Certificate of Incorporation of the Company in effect on the Initial Closing Date and attached hereto as Exhibit A (except that the Certificate of Incorporation shall be amended on or before the Initial Closing Date by the filing of the Certificate of Designation).

          "Closings" has the meaning set forth in Section 2.3 hereof.

          "Closing Dates" has the meaning set forth in Section 2.3 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

          "Co-Investor" has the meaning set forth in the preamble to this Agreement.

          "Common Stock" has the meaning set forth in the recitals to this Agreement.

          "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m), (o) or (t).

          "Company" has the meaning set forth in the preamble to this Agreement.

          "Condition of the Company" means the assets, business, properties, prospects (for the period of the first twelve (12) months following the Initial Closing Date as reflected in the 2003 business plan of the Company dated December 30, 2002 and delivered to the Investors on December 30, 2002), operations or financial condition of the Company and its Subsidiaries, taken as a whole.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

          "Conversion Ratio" has the meaning set forth in the Certificate of Designation.

          "Conversion Shares" has the meaning set forth in Section 3.20 hereof.

          "Convertible Debentures" means the Company's 5 3/4% Convertible Subordinated Debentures due 2007 as may be outstanding from time to time.

          "Employee Stock Option Plan" has the meaning set forth in Section 8.10 hereof.

          "Employee Options" has the meaning set forth in the Certificate of Designation.

          "Environmental Laws" has the meaning set forth in Section 3.15 hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "Form 8-K" has the meaning set forth in Section 8.16 hereof.

          "GAAP" means United States generally accepted accounting principles in effect from time to time.

          "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and specifically including Nasdaq and any other self-regulatory organization.

          "Hazardous Materials" has the meaning set forth in Section 3.15 hereof.

          "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation of such Person.

          "Indemnified Party" has the meaning set forth in Section 7.1 hereof.

          "Indemnifying Party" has the meaning set forth in Section 7.1 hereof.

          "Initial Closing" has the meaning set forth in Section 2.3 hereof.

          "Initial Closing Date" has the meaning set forth in Section 2.3 hereof.

          "Investment Amount" means forty-two million United States dollars (US$42,000,000.00).

          "Investors" has the meaning set forth in the preamble to this Agreement.

          "Knowledge of the Company" means the actual knowledge of any individual identified on Schedule I attached hereto.

          "Lead Investors" has the meaning set forth in the preamble to this Agreement.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

          "Losses" has the meaning set forth in Section 7.1 hereof.

          "Material Adverse Effect" means any material adverse effect on the Condition of the Company or on the transactions contemplated by the Transaction Documents, or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

          "Nasdaq" means The Nasdaq Stock Market, Inc.

          "Nasdaq Application Letter" means that certain letter dated December 22, 2002 from Brian Lynch of Cooley Godward LLP, as counsel to the Company, to The Nasdaq Stock Market, Inc.

          "Nasdaq Authorization Letter" has the meaning set forth in Section 5.5 hereof.

          "Net Debt" means and includes, in each case after giving effect to the use, application or commitment of the Investment Amount as has, as of the applicable Net Debt determination date, been used in, applied to or committed for purposes of one or more of the transactions or other matters described in Section 2.6 hereof, all Indebtedness of the Company with a maturity of one (1) year or more ("Long-Term Debt") (including Long-Term Debt amounts classified in applicable SEC Documents as current maturities of Vendor Debt and the Notes, as well as any Long-Term Debt issued to achieve the Restructuring Criteria, but excluding any Indebtedness incurred by the Company or its Subsidiaries in connection with its acquisition of assets from Cable & Wireless USA, Inc. pursuant to that certain Customer Transfer Agreement dated as of September 13, 2002), minus unrestricted cash as reported in the Company's quarterly report on Form 10-Q as most recently filed with the SEC prior to the applicable Net Debt determination date. For this purpose, "unrestricted cash" shall mean that amount specified in the Company's Form 10-Q as "Cash and Cash Equivalents" as of the last day of the quarterly reporting period reflected therein (without giving effect to subsequent cash expenditures or commitments or similar events), excluding for such purposes any amount specified in such Form 10-Q as "Restricted Cash" for such reporting period; provided that the portion of the total Investment Amount not used to achieve the Restructuring Criteria or pay reasonable expenses, including any brokerage commission or similar cost, incurred in connection therewith shall be included in and added to "unrestricted cash" for each applicable reporting period (regardless of whether the total Investment Amount has yet to be delivered to the Company as a result of any Additional Shares not yet being issued). For example, assuming that the Initial Closing were to occur in December 2002 and that, as of such Initial Closing Date, $10,000,000 in Investment Amount proceeds remained unused for purposes of achieving the Restructuring Criteria as aforesaid, unrestricted cash would be $82,050,000, representing Cash and Cash Equivalents of $72,050,000 (excluding for this purpose the reported Restricted Cash amount of $6,932,000), as defined and reported in the Company's Form 10-Q filed for the quarterly period ended September 30, 2002, plus $10,000,000 in Investment Amount proceeds. Further, for clarity purposes, as of the Initial Closing Date, any Company debt retired in connection with implementing the Restructuring Criteria shall not be included in the Company's Long-Term Debt.

          "Non-Operating Subsidiary" means each direct or indirect Subsidiary of the Company identified on Schedule II attached hereto and each other direct or indirect Subsidiary of the Company other than the Operating Subsidiaries.

          "Notes" means, as of any date, the Company's then issued and outstanding Senior Notes and Convertible Debentures as of such date. For the avoidance of doubt, Senior Notes and Convertible Debentures redeemed, repurchased or otherwise reacquired by exchange by the Company but not yet retired shall be deemed not to be outstanding.

          "Operating Subsidiary" means each of the direct or indirect Subsidiaries of the Company identified on Schedule III attached hereto.

          "Order" means any judgment, injunction, writ, award, decree or order of any nature of any Governmental Authority.

          "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

          "Plan" means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Commonly Controlled Entity has or in the future could have any direct or indirect, actual or contingent liability.

          "Per Share Issue Price" shall mean seventy-five dollars and sixty-seven ten-thousandths of one cent (US$75.0067).

          "Performance Adjustment Amount" has the meaning set forth in the Certificate of Designation.

          "Permits" has the meaning set forth in Section 3.17 hereof.

          "Preferred Director" has the meaning set forth in the Certificate of Designation.

          "Proxy Statement" has the meaning set forth in Section 8.7 hereof.

          "Purchased Shares" has the meaning set forth in Section 2.2 hereof.

          "Registration Rights Agreement" has the meaning set forth in Section 5.6 hereof.

          "Reimbursable Expenses" has the meaning set forth in Section 8.9 hereof.

          "Required Stockholder Approval" means the affirmative vote of stockholders of the Company (other than the holders of Series C Preferred Stock) holding securities representing a majority of the total voting power of the capital stock of the Company of the sale and issuance to the Lead Investors of all of the Additional Shares that have not been issued to the Lead Investors as of the applicable date of the Proxy Statement.

          "Requirements of Law" means, as to any Person, any law (including Environmental Laws), statute, ordinance, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

          "Restructuring Criteria" has the meaning set forth in Section 5.15 hereof.

          "Retiree Welfare Plan" means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as "COBRA," the cost of which is fully paid by the current or former employee or his or her dependents).

          "Rule 144" has the meaning set forth in Section 4.10 hereof.

          "SEC" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act and Exchange Act.

          "SEC Documents" has the meaning set forth in Section 3.7 hereof.

          "Securities" has the meaning set forth in Section 3.20 hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          "Senior Notes" means the Company's 11 3/4% Senior Notes due 2004, 9 7/8% Senior Notes due 2008, 11 1/4% Senior Notes due 2009 and 12 3/4% Senior Notes due 2009, each as may be outstanding from time to time.

          "Series C Preferred Stock" has the meaning set forth in the recitals to this Agreement.

          "Shareholder Rights Plan" means the Rights Agreement, dated as of December 23, 1998, between the Company and Stocktrans, Inc., as Rights Agent (as defined therein).

          "Specified Plans" has the meaning set forth in Section 3.12 hereof.

          "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable or exercisable for shares of Common Stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to Common Stock or such other capital stock.

          "Stock Option Plans" means the Company's and each of its Operating Subsidiaries' stock option plans, restricted stock plans and employee purchase plans, including, without limitation, (i) the Primus Telecommunications Group, Incorporated Stock Option Plan, (ii) the Primus Telecommunications Group, Incorporated Director Stock Option Plan, (iii) the Primus Telecommunications Group, Incorporated TresCom International Stock Option Plan, (iv) the Primus Telecommunications Group, Incorporated 1998 Restricted Stock Plan, and (v) the Primus Telecommunications Group, Incorporated 1997 Employee Stock Purchase Plan, in each case pursuant to which shares of restricted stock or stock options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Company.

          "Subsequent Closing" has the meaning set forth in Section 2.3 hereof.

          "Subsequent Closing Date" has the meaning set forth in Section 2.3 hereof.

          "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person that is "controlled by" such Person within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange Act or in which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or its direct or indirect Subsidiaries.

          "Transaction Documents" means, collectively, this Agreement and the Registration Rights Agreement.

          "Vendor Debt" means any Indebtedness of the Company incurred in connection with or pursuant to agreements entered into between the Company and any of its suppliers.

ARTICLE 2

PURCHASE AND SALE OF SERIES C PREFERRED STOCK

        2.1    Purchase and Sale of Series C Preferred Stock at the Initial Closing.    Subject to the terms and conditions of this Agreement (including, without limitation, Articles 5 and 6 hereof), each Investor, severally and not jointly, agrees to purchase at the Initial Closing, and the Company agrees to issue and sell to the Investors at the Initial Closing, that number of shares of Series C Preferred Stock set forth opposite such Investor's name on Schedule 2.1 hereto for the aggregate purchase price set forth opposite such Investor's name on Schedule 2.1 hereto (all of the shares of Series C Preferred Stock being purchased pursuant to this Section 2.1 at the Initial Closing being referred to herein collectively as the "Initial Shares").

        2.2    Purchase and Sale of Series C Preferred Stock at Subsequent Closings.    Subject to the terms and conditions of this Agreement (including, without limitation, Articles 5 and 6 hereof), each Lead Investor, severally and not jointly, agrees to purchase at one or more Subsequent Closings, and the Company agrees to issue and sell to the Lead Investors at one or more Subsequent Closings, that number of shares of Series C Preferred Stock set forth opposite such Lead Investor's name on Schedule 2.2 hereto for the aggregate purchase price set forth opposite such Lead Investor's name on Schedule 2.2 hereto (all of the shares of Series C Preferred Stock being purchased pursuant to this Section 2.2 at the Subsequent Closings being referred to herein collectively as the "Additional Shares" and, together with the Initial Shares, the "Purchased Shares"). In the event that less than all of the Additional Shares are being issued and sold at any Subsequent Closing in accordance with Section 5.16 hereof, each Lead Investor shall purchase its proportionate percentage of the Additional Shares being issued and sold at such Subsequent Closing based on the total number of Additional Shares set forth opposite its name on Schedule 2.2 hereto.

        2.3    Closings.    The closing of the purchase and sale of the Initial Shares pursuant to Section 2.1 hereof (the "Initial Closing") shall take place at the offices of the Company at 10:00 a.m., local time, on the Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Articles 5 and 6 hereof (other than those conditions that by their nature can only be fulfilled at the Initial Closing) shall have been fulfilled or waived, or such other place and time to be mutually agreed upon by the Company and the Investors (the "Initial Closing Date"). The closing of the purchase and sale of any of the Additional Shares pursuant to Section 2.2 hereof (each, a "Subsequent Closing" and collectively, the "Subsequent Closings" and, together with the Initial Closing, collectively, the "Closings" and each, a "Closing") shall take place at the offices of the Company at 10:00 a.m., local time, on the third Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Articles 5 and 6 hereof shall have been fulfilled or waived, or such other place and time to be mutually agreed upon by the Company and the Lead Investors (each, a "Subsequent Closing Date" and collectively, the "Subsequent Closing Dates" and, together with the Initial Closing Date, collectively, the "Closing Dates" and each, a "Closing Date").

        2.4    Form of Payment.    At the Initial Closing, each Investor shall pay the Company for the Initial Shares to be issued and sold to such Investor at the Initial Closing the aggregate purchase price amount set forth opposite such Investor's name on Schedule 2.1 hereto by wire transfer of immediately available funds in accordance with the Company's wire transfer instructions delivered to the Investors prior to the date hereof. At each Subsequent Closing, each Lead Investor shall pay the Company by wire transfer of immediately available funds in accordance with the Company's wire transfer instructions delivered to the Investors prior to the date hereof the aggregate purchase price amount in respect of such Subsequent Closing as shall be obtained by multiplying the number of Additional Shares to be issued and sold to such Lead Investor at such Subsequent Closing by the then-effective Per Share Issue Price. The Per Share Issue Price shall be automatically adjusted from time to time after the date hereof so as to account for any stock splits, stock dividends or similar events with respect to the Series C Preferred Stock occurring on or after the date hereof and on or before the date of the last to occur of the Subsequent Closings.

        2.5    Certificate of Designation.    The Purchased Shares shall have the preferences and rights set forth in the Certificate of Designation.

        2.6    Use of Proceeds.    The Company shall use the cash proceeds from the sale of the Purchased Shares for general corporate purposes and/or to satisfy, discharge, repurchase or otherwise retire Notes or other Company debt at less than face or stated value, as applicable, and otherwise to satisfy the Restructuring Criteria.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each of the Investors as follows:

        3.1    Organization and Qualification.    Each of the Company and its Operating Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the requisite corporate or other power and authorization to own its properties and to carry on its business as now being conducted. Each of the Company and its Operating Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. No jurisdiction has claimed, in writing or otherwise, that the Company or any of its Operating Subsidiaries is required to qualify to do business as a foreign corporation or other entity in such jurisdiction and has failed to become so qualified, and, except as set forth on Schedule 3.1, neither the Company nor any of its Operating Subsidiaries has filed or is required to file any franchise, income or other tax returns in any such jurisdiction based upon the ownership or use of property located therein or the derivation of income therefrom. Schedule 3.1 attached hereto sets forth a true and complete list of all Operating Subsidiaries of the Company and, to the Knowledge of the Company, all Non-Operating Subsidiaries, in each case together with the percentage ownership (in the case of the Non-Operating Subsidiaries, to the Knowledge of the Company) of each such entity held by the Company, directly or indirectly. Except as set forth on Schedule 3.1, the Company owns or holds the capital stock or other economic equity or similar interests of each of its Operating Subsidiaries free and clear of any Lien.

        3.2    Authorization; Enforcement; Validity.    The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents, and to issue the Purchased Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchased Shares and the reservation for issuance of the Common Stock and the issuance of such Common Stock issuable upon conversion of the Purchased Shares, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company or its Board of Directors other than the Required Stockholder Approval. This Agreement has been, and as of the Initial Closing Date each of the other Transaction Documents will have been, duly executed and delivered by the Company, and this Agreement constitutes, and as of the Initial Closing Date each of the other Transaction Documents will constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies (regardless of whether considered in a proceeding at law or in equity).

        3.3    Capitalization.    (a) As of the date hereof, the authorized capital stock of the Company consists of (x) 150,000,000 shares of common stock, par value $0.01 per share, of which 64,924,906 shares are issued and outstanding and 7,647,149 shares are reserved for issuance upon exchange, exercise or conversion, as applicable, of Stock Equivalents; (y) 455,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, none of which are issued and outstanding or reserved for issuance; and (z) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding, but 30,000 shares of which have been designated Series B Junior Participating Preferred Stock and reserved for issuance pursuant to the Shareholder Rights Plan.

          (b)  On the Initial Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company will consist of (i) 150,000,000 shares of Common Stock, of which 64,924,906 shares (as subject to adjustment for issuances of Common Stock upon exercise or conversion, in each case in accordance with their respective terms, of Employee Options and other Stock Equivalents in existence as of the date of execution of this Agreement) will be issued and outstanding, (ii) 455,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, none of which will be issued and outstanding, and (iii) 2,000,000 shares of preferred stock, par value $0.01 per share, (x) 30,000 shares of which will have been designated Series B Junior Participating Preferred Stock and reserved for issuance pursuant to the Shareholder Rights Plan, but none of such Series B Junior Participating Preferred Stock will be issued and outstanding, and (y) 559,950 shares of which will have been designated as Series C Preferred Stock having the rights and preferences as set forth in the Certificate of Designation, of which 438,853 shares of Series C Preferred Stock will be issued and outstanding. As of the date of this Agreement, the aggregate number of shares of restricted stock and options to purchase shares of Common Stock which are available for issuance under the Stock Option Plans are 9,795,000, of which 5,885,220 have been granted. On the Initial Closing Date, the Company shall have reserved an aggregate of 22,398,000 shares of Common Stock for issuance upon conversion of the Purchased Shares. Except for the Purchased Shares or as set forth on Schedule 3.3, there are no options, warrants, conversion privileges, subscription or purchase rights, preemptive rights or other rights presently outstanding to purchase or otherwise acquire, by conversion, exchange or otherwise, (i) any authorized but unissued or treasury shares of the Company's or any of its Operating Subsidiaries' capital stock, (ii) any Stock Equivalents of the Company or any of its Operating Subsidiaries or (iii) any other securities of the Company or any of its Operating Subsidiaries. Except for this Agreement or as set forth on Schedule 3.3, there are no commitments, contracts, agreements, arrangements or understandings to which the Company or any of its Operating Subsidiaries is a party pursuant to which any shares of the Company's or any of its Operating Subsidiaries' capital stock or any Stock Equivalents or other securities of the Company or any of its Operating Subsidiaries may become outstanding.

          (c)  Except as set forth on Schedule 3.3, (i) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Operating Subsidiaries or by which the Company or any of its Operating Subsidiaries is or may become bound, in each case that are material to the Company and its Operating Subsidiaries taken as whole; (ii) there are no amounts outstanding under, and there will be no amounts due upon termination of, any credit agreement or credit facility of the Company or any of its Operating Subsidiaries; (iii) there are no agreements or arrangements under which the Company or any of its Operating Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (iv) there are no outstanding securities or instruments of the Company or any of its Operating Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Operating Subsidiaries is or may become bound to redeem a security of the Company or any of its Operating Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions related to the Common

  Stock that will be triggered by the transaction contemplated hereby; (vi) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; (vii) since December 31, 2001, to the Knowledge of the Company, no officer, director or beneficial owner of 5% or more of the Company's outstanding capital stock has pledged shares of the Company's capital stock in connection with a margin account or other loan secured by such capital stock; and (viii) neither the Company nor any of its Operating Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Documents that have not been so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Operating Subsidiaries' respective businesses since December 31, 2001 and those which, individually or in the aggregate, do not or could not reasonably be expected to have a Material Adverse Effect.

        3.4    Issuance of Securities.    (a) The Purchased Shares are duly authorized, and when issued and delivered to the Investors after payment therefor, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied, and assuming the accuracy of the representations and warranties of the Investors set forth in Article 4 of this Agreement, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all Liens (other than any Liens that may be imposed by action of any Investor). As of the Initial Closing, the shares of Common Stock issuable upon conversion of the Purchased Shares shall have been duly reserved for issuance and, when issued in compliance with the provisions of the Certificate of Designation, will be validly issued, fully paid and non-assessable and will be free and clear of all Liens (other than any Liens that may be imposed by action of any Investor). None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights.

          (b)  The Company has made available to each Investor true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof, and the Company's By-laws, as amended and as in effect on the date hereof, and the terms of all securities convertible into or exercisable or exchangeable for Common Stock and the material rights of the holders thereof in respect thereto except for stock options granted under any benefit plan or stock option plan of the Company approved by the Board of Directors of the Company.

        3.5    No Conflicts.    The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the shares of Common Stock issuable upon conversion of the Purchased Shares) will not (i) result in a violation of the Certificate of Incorporation or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Operating Subsidiaries is a party (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not result, either individually or in the aggregate, in a Material Adverse Effect); or (iii) result in a violation of any Requirements of Law or Order applicable to the Company or any of its Operating Subsidiaries or by which any property or asset of the Company or any of its Operating Subsidiaries is bound or affected (except for any such violation that would not result, either individually or in the aggregate, in a Material Adverse Effect). Neither the Company nor any of its Operating Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, By-laws or their organizational charter or other similar documents, respectively. Except as set forth on Schedule 3.5, neither the Company nor any of its Operating Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, Indebtedness, indenture or instrument, except where such violations and defaults would not result, either individually or in the aggregate, in a Material Adverse Effect or are not otherwise the subject of a bone fide dispute thereunder for more than one million dollars ($1,000,000)

each. Except as specifically contemplated by this Agreement, as required under the Securities Act or as required by blue sky filings, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents. Except as set forth on Schedule 3.5, all consents, authorizations, orders, filings and registrations which the Company is required to obtain or make pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

        3.6    Compliance with Laws.    Taking into account Nasdaq's temporary relaxation of the minimum quantitative listing maintenance requirements, and other than the Company's failure to satisfy the requirements set forth in Nasdaq Marketplace Rules 4310(c)(2)(B) and 4310(c)(4), (i) neither the Company nor any of its Operating Subsidiaries is in violation of any Requirements of Law or Order applicable to the Company or its Operating Subsidiaries, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect, (ii) the business of the Company and each of its Operating Subsidiaries is not being conducted in violation of any Requirements of Law or Order, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect and (iii) the Company is not in violation of the listing requirements of Nasdaq and, to the Knowledge of the Company, no facts exist which would reasonably lead to delisting or suspension of the Common Stock by Nasdaq in the foreseeable future.

        3.7    SEC Documents; Financial Statements.    (a) Except as set forth on Schedule 3.7, since January 1, 1998, the Company has filed all material reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of the respective dates of filing of such SEC Documents, such SEC Documents, as one or more may have been subsequently amended or restated by filings made by the Company with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, as of the date filed and as they may have been subsequently amended or restated by filings made by the Company with the SEC prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or may exclude certain adjusting entries that are otherwise made at year-end) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided to the Investors by (x) the Company concerning the Company or its direct or indirect Subsidiaries or their respective operations or (y) any Subsidiary of the Company concerning such Subsidiary or such Subsidiary's direct or indirect Subsidiaries or their respective operations, in each case which is not included in the SEC Documents, contains, to the Knowledge of the Company, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Except as set forth on Schedule 3.7, the Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which the Company is a party or by which the Company is bound which has not been previously filed as an exhibit to its reports filed with the SEC under the Exchange Act. Except for the issuance of the Purchased Shares contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists with respect to the Company or its Operating Subsidiaries or their respective business properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws and which has not been publicly disclosed. Except as set forth on Schedule 3.7 or disclosed in the SEC Documents, to the Knowledge of the Company, no circumstance, condition, event or arrangement exists that could reasonably be expected to give rise hereafter to any direct or indirect obligation or liability of the Company or its Subsidiaries that, individually or in the aggregate, could have a Material Adverse Effect.

          (b)  The Company has (i) delivered to the Investors true and complete copies of, (x) all correspondence relating to the Company between the SEC and Nasdaq and the Company or, to the Knowledge of the Company, its legal counsel and accountants since January 1, 2001 (other than routine SEC filing package cover letters) and (y) to the Knowledge of the Company, all correspondence between the Company or its counsel and the Company's auditors since January 1, 2001, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), (ii) disclosed to the Investors the content of all material discussions between the SEC and Nasdaq, on the one hand, and the Company or, to the Knowledge of the Company, its legal counsel, on the other hand, and (iii) delivered to the Investors true and complete copies of all material correspondence between the Company and its outside auditors concerning the adequacy or form of any SEC Document filed with the SEC since January 1, 2001. Except as set forth in that certain SEC comment letter dated January 18, 2002, the Company is not aware of any issues raised by the SEC with respect to any of the SEC Documents, other than those disclosed in the SEC Documents.

        3.8    Absence of Certain Changes.    Except as disclosed in the SEC Documents, since December 31, 2001, there has been no change or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.8, neither the Company nor any of its Operating Subsidiaries has taken any steps, nor currently expects to take any steps, to seek protection pursuant to any bankruptcy law nor, to the Knowledge of the Company, have any reason to believe that its respective creditors intend to initiate involuntary bankruptcy proceedings. The Company has not declared or paid any dividends, and, as of the date hereof, except as disclosed in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 or as set forth on Schedule 3.8, the Company has not, since December 31, 2001, sold any assets, individually or in the aggregate, in excess of two million five hundred thousand dollars ($2,500,000) outside of the ordinary course of business or had capital expenditures, individually or in the aggregate, in excess of thirty million dollars ($30,000,000).

        3.9    Absence of Litigation.    Except as set forth on Schedule 3.9, to the Knowledge of the Company, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, Governmental Authority or body pending or threatened against or affecting the Company, the Common Stock or any of the Operating Subsidiaries or any of the Company's or the Operating Subsidiaries' officers or directors in their capacities as such that could result in claims or charges individually in excess of one million dollars ($1,000,000), or in the aggregate in excess of five million dollars ($5,000,000). To the Knowledge of the Company, none of the directors or officers of the Company have been a party to any securities related litigation during the past five years other than as set forth in the 2001 Form 10-K under Item 3—Legal Proceedings.

        3.10    Offering; No Integration.    Subject to the accuracy of each Investor's representations set forth in this Agreement, the offer, sale and issuance of the Purchased Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and neither the Company nor any of its Affiliates nor any other Person engaged by the Company or acting with express authority on its or their behalf will knowingly take any action hereafter that would cause the loss of such exemption. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would violate applicable state securities or "blue sky" laws or require registration of the issuance by the Company of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system, including Nasdaq, on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the issuance of any of the Purchased Shares by the Company under the Securities Act or cause the offering of the Purchased Shares to be integrated with other offerings.

        3.11    Employment Matters.    (a) Except as set forth on Schedule 3.11, neither the Company nor any of its Operating Subsidiaries is involved in any labor dispute (except any such dispute(s) as would not, either individually or in the aggregate, have a Material Adverse Effect) nor, to the Knowledge of the Company, is any such labor dispute threatened. Except as set forth on Schedule 3.11, neither the Company nor, to the Knowledge of the Company, any of its Operating Subsidiaries has received any notification that any employee is a member of or represented by a labor union which relates to such employee's relationship with the Company and none of the Company's or, to the Knowledge of the Company, its Operating Subsidiaries' employees is a member of or represented by any such labor union. Neither the Company nor any of its Operating Subsidiaries is a party to a collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company.

          (b)  The Company and its Operating Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours and benefits, except where failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.

        3.12    Employee Benefit Plans.    (a) Schedule 3.12 lists or describes each Plan with respect to which the Company reasonably expects to incur in the ordinary course of business an annual obligation of more than five hundred thousand dollars ($500,000) that the Company or any of its Operating Subsidiaries maintains or to which the Company or any of its Operating Subsidiaries contributes (the "Specified Plans"). Other than as set forth on Schedule 3.12, neither the Company nor any of its Operating Subsidiaries has any annual liability with respect to any Plan in an amount greater than or equal to $500,000. Neither the Company nor any Commonly Controlled Entity maintains or contributes to, or has within the preceding six years maintained or contributed to, or has any liability with respect to (x) any Specified Plan that is subject to Title IV of ERISA or Section 412 of the Code or (y) any "multiple employer plan" within the meaning of the Code or ERISA. Each Specified Plan (and related trust, insurance contract or funding instrument) has been established and administered in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. Each Plan (and related trust, insurance contract or funding instrument) other than the Specified Plans that is subject to the requirements of ERISA or the Code or other applicable Requirements of Law of any federal or state jurisdiction of the United States of America complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law of United States federal or state jurisdictions; provided that, in the case of any such Plans as described in this sentence that are or have been established or administered by or on behalf of any

Non-Operating Subsidiary, such representations and warranties are provided to the Knowledge of the Company only. No event, circumstance, condition or liability (or series of related events, circumstances, conditions or liabilities) with respect to any Plan or Plans has occurred or exists or has been incurred, in each case except as has not had, individually or in the aggregate, a Material Adverse Effect. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Specified Plan.

          (b)  Except as set forth on Schedule 3.12, to the Knowledge of the Company, no claim with respect to the administration or the investment of the assets of any Specified Plan or on any other grounds with respect to any Specified Plan (other than routine claims for benefits) is pending and no such claim has been threatened.

          (c)  Except as set forth on Schedule 3.12, each Specified Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption and each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

          (d)  No Specified Plan is a Retiree Welfare Plan.

          (e)  Except as set forth on Schedule 3.12, neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an "excess parachute payment" under section 280G of the Code.

          (f)    There are no material unfunded obligations under any Plan which would be required under applicable Requirements of Law or GAAP to be reflected in the financial statements contained in the SEC Documents that are not so reflected therein.

          (g)  Except as has not had a Material Adverse Effect, the Company has no liability, whether absolute or contingent, including any obligations under any Specified Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee, and, to the Knowledge of the Company, there are no facts that could give rise to such liability.

          (h)  No party, including the Company and each Commonly Controlled Entity, has engaged in a non-exempt prohibited transaction, as such term is defined in Section 4975 of the Code, with respect to any Specified Plan.

          (i)    No event has occurred and no condition exists that would subject the Company or any Operating Subsidiary to any tax under Chapter 43 of the Code or to a fine under Section 502(c) of ERISA, except where such tax or fine would not result, either individually or in the aggregate, in a Material Adverse Effect.

        3.13    Intellectual Property Rights.    Except as set forth on Schedule 3.13, to the Knowledge of the Company, the Company and its Operating Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted, except where the failure to own or possess such rights would not result, either individually or in the aggregate, in a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Operating Subsidiaries is in default under any intellectual property license and the transactions contemplated hereby will not materially adversely affect the rights of the Company or any of its Operating Subsidiaries under any such licenses. To the Knowledge of the Company, none of the Company's or its Operating Subsidiaries' trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate (without being renewed) within two years from the date of this Agreement, except where such expiration or termination would not result, either individually or in the aggregate, in a Material Adverse Effect. Except as would not have a Material Adverse Effect, to the Knowledge of the Company, neither the Company nor its Operating Subsidiaries have infringed upon the trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others. Except as would not have a Material Adverse Effect or as set forth on Schedule 3.9, to the Knowledge of the Company, there is no claim, action or proceeding being made or brought against or being threatened against the Company or its Operating Subsidiaries regarding its trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets, or infringement of other intellectual property rights of others. To the Knowledge of the Company, there is no pending United States or foreign patent application or trademark or copyright registration that would limit or prohibit the Company's or its Operating Subsidiaries' business as now conducted if such application or registration is granted. The Company and, to the Knowledge of the Company, its Operating Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material intellectual properties.

        3.14    Title.    The Company and its Operating Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them in either case which is material to the business of the Company and its Operating Subsidiaries, in each case free and clear of all Liens, except such as are set forth on Schedule 3.14 or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Operating Subsidiaries. To the Knowledge of the Company, any real property and facilities held under lease by the Company and any of its Operating Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Operating Subsidiaries.

        3.15    Environmental Laws.    (a) Except in each case where the failure of the Company and its Operating Subsidiaries would not, either individually or in the aggregate, have a Material Adverse Effect, the Company and its Operating Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) are in compliance with all terms and conditions of any such permit, license or approval. Except as would not have a Material Adverse Effect, to the Knowledge of the Company, with respect to the Company and/or its Operating Subsidiaries (x) there are no past or present releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any Environmental Law and (y) neither the Company nor any of its Operating Subsidiaries has received any notice with respect to the foregoing, nor is any action pending or threatened in connection with the foregoing. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, injunctions, judgments, orders, permits or regulations issued, entered, promulgated or approved thereunder.

          (b)  Other than those that are or were stored, used or disposed of in compliance in all material respects with applicable law, to the Knowledge of the Company, (i) no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Operating Subsidiaries, and (ii) no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company or any of its Operating Subsidiaries during the period the property was owned, leased or used by the Company or any of its Operating Subsidiaries.

          (c)  To the Knowledge of the Company, there are no underground storage tanks on or under any real property owned, leased or used by the Company or any of its Operating Subsidiaries that are not in compliance in all material respects with applicable law.

        3.16    Insurance.    The Company and each of its Operating Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses in which the Company and its Operating Subsidiaries are engaged. Except as set forth on Schedule 3.16, neither the Company nor, to the Knowledge of the Company, any of its Operating Subsidiaries has been refused any insurance coverage sought or applied for and neither the Company nor, to the Knowledge of the Company, any of its Operating Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business in all material respects as presently conducted.

        3.17    Regulatory Permits.    Except for Permits (as defined below) the absence of which would not result, either individually or in the aggregate, in a Material Adverse Effect, (i) the Company and its Operating Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (the "Permits"), and (ii) neither the Company nor any such Operating Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit.

        3.18    Tax Status.    Except as set forth on Schedule 3.18, each of the Company and, to the Knowledge of the Company, each of its Operating Subsidiaries (i) has made or filed all federal, state, local and foreign tax returns, reports, statements and declarations required by any jurisdiction to which it is subject, and each such return, report, statement and declaration is true, correct and complete in all material respects, (ii) has paid all material taxes, penalties, interest, additions to tax and other governmental assessments and charges to the extent due and payable, whether or not shown to be due on any such return, report, statement or declaration, except to the extent such amounts are being contested in good faith and for which the Company or such Operating Subsidiary has made appropriate reserves on its books, (iii) has withheld or deducted all material taxes or other amounts from payments to employees or other persons required to be deducted or withheld, and has timely paid over such taxes or other amounts to the appropriate taxing authorities to the extent due and payable, except to the extent such amounts are being contested in good faith and for which the Company or such Operating Subsidiary has made appropriate reserves on its books, and (iv) has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports, statements or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the Knowledge of the Company, there is no basis for any such claim.

        3.19    Transactions With Affiliates.    Except as set forth on Schedule 3.19 or in the SEC Documents, and other than grants of stock options set forth on Schedule 3.3, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Operating Subsidiaries (other than for services as employees, officers or directors) that would be required to be reported by Regulation S-K, Item 404, promulgated under the Securities Act, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

        3.20    Application of Takeover Protections.    The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under the Shareholder Rights Plan or other rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, the laws of the State of Delaware or the laws of any other state which is or could become applicable to the Investors as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Purchased Shares and the shares of Common Stock issuable upon conversion thereof (the "Conversion Shares" and, together with the Purchased Shares, the "Securities") and the Investors' ownership of such Securities. The Company specifically represents, warrants and agrees that, regardless of the number of Purchased Shares or Conversion Shares of which each Investor is deemed the Beneficial Owner (as defined in the Shareholder Rights Plan), none of the Investors are intended to be or will be deemed to be an Acquiring Person within the meaning of the Shareholder Rights Plan because of the acquisition of any of the Securities pursuant to this Agreement, and the acquisition of any of the Securities pursuant to this Agreement, shall not, under any circumstances, trigger a Section 11(a)(ii) Event or Section 13 Event within the meaning of the Shareholder Rights Plan; provided, however, that only Securities acquired pursuant to or contemplated by this Agreement (including the Conversion Shares) shall be deemed excluded from the number of shares of Common Stock deemed Beneficially Owned by each Investor in determining whether such Investor is an Acquiring Person within the meaning of the Shareholder Rights Plan.

        3.21    Rights Plans.    Except for the Shareholder Rights Plan, the Company has not adopted any other shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

        3.22    No Other Agreements.    The Company has not, directly or indirectly, made any agreements with any Investors relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

        3.23    Investment Company Status.    The Company is not, and upon consummation of the sale of the Purchased Shares will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

        3.24    Foreign Corrupt Practices.    To the Knowledge of the Company, neither the Company nor any of its Operating Subsidiaries, nor any director, executive officer, authorized agent, employee or other person acting on behalf of the Company or any Operating Subsidiary has, in the course of his actions for, or on behalf of, the Company or any Operating Subsidiary used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

        3.25    Indentures.    The Company has delivered to the Investors true and complete copies of all material notices, certificates, communications and other instruments that have been delivered by the Company, its Affiliates or any of their respective officers or employees pursuant to all indentures with respect to the Notes and other material Indebtedness of the Company. The conversion price of the Convertible Debentures in effect as of the date hereof is $49.7913. Except for (i) that certain Supplemental Indenture, dated as of January 20, 1999, between the Company and First Union National

Bank in respect of the Company's 11 3/4% Senior Notes due 2004 and (ii) that certain First Supplemental Indenture, dated as of June 30, 1999, between the Company and First Union National Bank in respect of the Company's 11 1/4% Senior Notes due 2009, none of the indentures in respect of the Notes and none of the Notes have been amended or modified in any material manner since the original issuance of such Notes. Except as described in the SEC Documents, and except as set forth on Schedule 3.25 or as undertaken to achieve the Restructuring Criteria, no redemption, repurchase or defeasance of any of the Notes has occurred since the original issuance thereof.

        3.26    Potential Conflicts of Interest.    Except as set forth on Schedule 3.26 or disclosed in the SEC Documents, to the Knowledge of the Company, no officer, director or stockholder beneficially owning more than 5% of the outstanding shares of Common Stock, no spouse of any such officer, director or stockholder, and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Company or any of its Operating Subsidiaries; (b) owns, directly or indirectly, any interest in any Person which interest is required to be reported in the SEC Documents pursuant to Regulation S-K; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Operating Subsidiaries use, in the conduct of business; or (d) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Operating Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

        3.27    Trade Relations.    There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any material adverse modification or change in, the business relationship of the Company or any of its Operating Subsidiaries with, or any contract or arrangement with, any customer or supplier or any group of customers or suppliers, which, if such termination, cancellation or limitation, or material modification or change, occurred, would have a Material Adverse Effect.

        3.28    Broker's, Finder's or Similar Fees.    There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any of its Operating Subsidiaries in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Operating Subsidiaries or any action taken by any such Person.

        3.29    Nasdaq Compliance.    The Common Stock is listed on Nasdaq, and the Company has taken no action designed to or, to the Knowledge of the Company, likely to have the effect of suspension of or delisting the Common Stock from Nasdaq.

        3.30    Miscellaneous Transactions.    Except as set forth on Schedule 3.30, neither the Company nor any of its Operating Subsidiaries has engaged in any transaction (or series of related transactions) in the past three (3) fiscal years, or any transaction (or series of related transactions) that is ongoing, that involves (i) any swap of revenue streams (including, without limitation, any swap of indefeasible rights of use or other similar right); (ii) any off-balance sheet financing of any asset (including, without limitation, any synthetic lease for real property); (iii) any payments to or credit arrangements with any customers or potential customers in an amount individually in excess of ten thousand dollars ($10,000) in connection with entering into any sales contract involving the Company's or any of its Operating Subsidiaries' products or services (a "Company Sales Contract"); (iv) any long- or short-term commitment by the Company to purchase goods or services of any other company in exchange for or in connection with entering into any Company Sales Contract; (v) any grant of any right to acquire any securities of the Company in connection with entering into any Company Sales Contract; or (vi) any other arrangement, understanding or agreement with any third party that would have the effect of artificially reducing the Company's expenses, increasing the Company's net revenues or otherwise distorting the Company's results of operations and financial condition such that the financial statements of the Company do not or will not fairly present in all material respects the financial position of the Company as the date of such financial statements and the results of the Company's operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments) in accordance with GAAP, consistently applied during the periods therein indicated (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or may exclude certain adjusting entries that are otherwise made at year-end).

        3.31    Non-Operating Subsidiaries.    None of the Non-Operating Subsidiaries conducts any business or other operations. No event, circumstance, condition or liability (or series of related events, circumstances, conditions or liabilities) with respect to any one or more of the Non-Operating Subsidiaries has occurred or exists or has been incurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH OF THE INVESTORS

        Each of the Investors hereby represents and warrants, severally and not jointly, to the Company as follows:

        4.1    Organization.    Such Investor is a limited partnership, corporation, partnership or limited liability company duly organized and validly existing under the laws of the jurisdiction of its formation.

        4.2    Authorization; Enforcement; Validity.    Such Investor has the requisite partnership, corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. The execution, delivery and performance by such Investor of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership, corporate or limited liability company, as the case may be, action. This Agreement has been, and as of the Initial Closing Date each of the other Transaction Documents will have been, duly executed and delivered by such Investor, and no further consent or authorization is required by such Investor or its governing body, and this Agreement constitutes and, as of the Initial Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of such Investor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

        4.3    No Conflicts.    The execution, delivery and performance by such Investor of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby (i) do not contravene the terms of such Investor's organizational documents, or any amendment thereof, (ii) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any contractual obligation of such Investor or any Requirement of Law applicable to such Investor, and (iii) do not violate any Orders against, or binding upon, such Investor.

        4.4    Purchase for Own Account.    The Purchased Shares to be acquired by such Investor pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Investor at all times to sell or otherwise dispose of all or any part of such Purchased Shares or the Conversion Shares, subject to the terms and conditions of the Registration Rights Agreement, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Investor's property being at all times within its control.

        4.5    Accredited Investor.    Such Investor is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

        4.6    Experience.    Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its Purchased Shares. Such Investor is able to bear the economic risk of an investment in the Purchased Shares.

        4.7    Access to Information.    Such Investor acknowledges that it has reviewed the SEC Documents and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares; (ii) access to publicly available information about the Company, the Condition of the Company and, to the extent there is publicly available information about the Company's Subsidiaries, the Company's Subsidiaries sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor's right to rely on the truth and accuracy of the Company's representations and warranties contained in the Transaction Documents.

        4.8    General Solicitation.    Such Investor is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

        4.9    Reliance.    Such Investor understands and acknowledges that: (i) the Purchased Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Investor hereby acknowledges and consents to such reliance.

        4.10    Transfer or Resale.    Such Investor understands and acknowledges that (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) such Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto) ("Rule 144"); (ii) any sale of Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as set forth in the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

        4.11    Legend.    Such Investor understands and acknowledges that the stock certificates representing the Securities, except as set forth below, shall bear a restrictive legend in substantially the following form:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed upon a written request to the Company's transfer agent for removal and the Company shall issue the relevant securities without such legend to the holder of the Securities requesting such removal if (i) such Securities are registered for resale under the Securities Act, (ii) in connection with a sale transaction, a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144. Notwithstanding anything to the contrary in the foregoing, the Company shall have no obligation to register the Securities except in accordance with the Registration Rights Agreement.

        4.12    Governmental Authority Consents.    The Investors are not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Authority in order for them to execute, deliver or perform any of their obligations under or contemplated by the Transaction Documents.

        4.13    Broker's, Finder's or Similar Fees.    There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Investors in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Investors or any action taken by any such Person.

        4.14    Statements to Nasdaq.    The statements set forth in the third paragraph of the Nasdaq Application Letter under the heading "Rule 4350(i)(1)(B)" describing the Investors and their relationship among one another are true and correct as of the date of the Nasdaq Application Letter.

ARTICLE 5

CONDITIONS TO THE INVESTORS' OBLIGATIONS AT EACH CLOSING

        The obligations of each Investor to purchase and pay for the Initial Shares at the Initial Closing and each Lead Investor to purchase and pay for the Additional Shares at each Subsequent Closing, in each case as provided in Article 2 hereof, are subject to the satisfaction by the Company or waiver by such Investor of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

        5.1    Representations and Warranties.    The representations and warranties of the Company contained in Article 3 shall be true and correct on and as of the Initial Closing Date, with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct on and as of such specific date).

        5.2    Performance.    The Company shall have performed and complied with all agreements and obligations contained in this Agreement or the other Transaction Documents that are required to be performed or complied with by it on or before each Closing Date.

        5.3    Officer's Certificate.    With respect to the Initial Closing only, the Company shall have delivered to the Investors a certificate of an executive officer of the Company, dated the Initial Closing Date, certifying to the effect that the conditions contained in Sections 5.1 and 5.2 have been fulfilled.

        5.4    Approvals.    Subject only to obtaining the Required Stockholder Approval, if any, with respect to the Additional Shares, all authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the issuance and sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Initial Closing Date. The Company shall have obtained all necessary "blue sky" permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Purchased Shares.

        5.5    Nasdaq Authorization Letter.    With respect to the Initial Closing only, the Company shall have obtained and delivered to the Investors a copy of an express and unqualified written authorization from Nasdaq (the "Nasdaq Authorization Letter") authorizing the consummation of the transactions contemplated hereby in accordance with the terms hereof and the other Transaction Documents without first obtaining the approval of the stockholders of the Company as might otherwise be required pursuant to the Nasdaq Marketplace Rules.

        5.6    Registration Rights Agreement.    With respect to the Initial Closing only, the Company and the Investors shall have entered into a registration rights agreement substantially in the form attached hereto as Exhibit E (the "Registration Rights Agreement").

        5.7    Opinion of Counsel.    The Investors shall have received the opinion of Kelley Drye & Warren LLP, counsel to the Company, dated the Initial Closing Date, in the form set forth as Exhibit F attached hereto.

        5.8    Organizational Documents.    With respect to the Initial Closing only, the Company shall have delivered to the Investors (a) a certificate evidencing the good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware and dated no earlier than three (3) Business Days prior to the Initial Closing Date, (b) a certificate of the Secretary of the Company, dated as of the Initial Closing Date, certifying as to (i) the resolutions of the Board of Directors approving this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the appointment of Mr. Paul Pizzani to the Board of Directors to serve in the capacity as a director of the Company (and certifying that such resolutions have not been modified, amended or revoked and remain in full force and effect), (ii) the Certificate of Incorporation, as in effect as of the Initial Closing Date, and (iii) the By-laws, as in effect as of the Initial Closing Date, and (c) a certified copy (or copy thereof) of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware as of a date within five (5) Business Days of the Initial Closing Date.

        5.9    Filings.    The Company shall have made all filings, if any, under all applicable federal and state securities laws necessary to consummate the issuance of the Purchased Shares pursuant to this Agreement in compliance with such laws.

        5.10    Nasdaq Listing.    With respect to the Initial Closing only, the Common Stock shall not have been suspended by the SEC from trading on Nasdaq nor have been delisted by Nasdaq nor shall suspension by the SEC or Nasdaq or delisting by Nasdaq have been threatened (for any reason other than the failure to satisfy the minimum quantitative listing maintenance requirements set forth in Nasdaq Marketplace Rules 4310(c)(2)(B) and 4310(c)(4)) either (A) in writing by the SEC or Nasdaq or (B) as a result of a failure to maintain the other minimum listing maintenance requirements of Nasdaq. With respect to the Initial Closing only, the Company shall be in full compliance with the

Nasdaq Marketplace Rules (except for the minimum quantitative listing maintenance requirements set forth in Nasdaq Marketplace Rules 4310(c)(2)(B) and 4310(c)(4)), including, without limitation, having filed such forms as are necessary to comply with Nasdaq Marketplace Rule 4310(c)(17).

        5.11    Reimbursement of Expenses.    With respect to the Initial Closing only, the Reimbursable Expenses shall have been paid by the Company to the Investors by wire transfer of immediately available funds in accordance with the Investors' written wire transfer instructions delivered to the Company prior to the date hereof.

        5.12    Purchased Shares.    The Company shall have delivered to each Investor valid certificates in the form attached hereto as Exhibit G representing, in the case of the Initial Closing, the number of Initial Shares set forth opposite such Investor's name on Schedule 2.1 hereto or, in the case of any Subsequent Closing, the number of Additional Shares to be issued and sold to such Investor at such Subsequent Closing, in each case registered in the name of such Investor.

        5.13    Amendment of Shareholder Rights Plan.    With respect to the Initial Closing only, the Company shall have delivered to the Investors evidence that the Shareholder Rights Plan has been amended, in form and substance satisfactory to the Investors, establishing that each Investor is an Exempt Person (as defined in the Shareholder Rights Plan) and to permit each Investor to consummate the transactions contemplated by this Agreement (including the purchase by the Lead Investors of the full number of Additional Shares) and each of the other Transaction Documents without triggering a Section 11(a)(ii) Event (as defined in the Shareholder Rights Plan) or a Section 13 Event (as defined in the Shareholder Rights Plan).

        5.14    Transfer Agent Letter.    The Company shall have delivered to such Investor (a) a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date no earlier than three (3) Business Days prior to the Initial Closing Date and (b) a copy of the irrevocable transfer agent instructions delivered by the Company to, and acknowledged as received by, such transfer agent prior to each Closing Date in the form attached hereto as Exhibit D.

        5.15    Restructuring Criteria.    With respect to the Initial Closing only, the Company shall have effectuated such transactions and otherwise have taken such measures with respect to its Indebtedness as appropriate to cause or result in, after giving pro forma effect to application of Investment Amount proceeds as contemplated by Section 2.6 hereof, (A) Net Debt of the Company immediately following the Initial Closing being no more than four hundred eighty-five million dollars ($485,000,000), (B) a weighted-average annual interest rate attributable to the Company's Net Debt outstanding immediately following the Initial Closing of less than thirteen percent (13%) per annum for the two year period following the Initial Closing Date, and (C) aggregate underwriting, exchange agent and/or similar investment advisory fees incurred in connection with the implementation of the foregoing being reasonable and customary (the foregoing items (A), (B) and (C), the "Restructuring Criteria").

        5.16    Subsequent Closing Specified Condition.    With respect to each Subsequent Closing only, the Company shall have delivered to the Lead Investors a certificate of an executive officer of the Company, dated the applicable Subsequent Closing Date, certifying to the effect that (i) the Required Stockholder Approval has been obtained as of such Subsequent Closing Date, in which case all of the remaining Additional Shares not theretofore sold and issued to the Lead Investors shall be sold and issued to the Lead Investors at such Subsequent Closing, or (ii) each of AIG GSEF's and the AIG Gem Investors' respective fully diluted ownership interest in the Company on an "as converted" basis as of the applicable Subsequent Closing Date has been diluted since the Initial Closing Date (taking into account the effect of adjustments to the Conversion Ratio in accordance with the terms of the Certificate of Designation) as a result of additional issuances of equity securities of the Company, or Stock Equivalents, in accordance with the terms of the Certificate of Designation, such that each of AIG GSEF's and the AIG Gem Investors' respective fully diluted ownership interest in the Company on an "as converted" basis, after giving effect to the sale and issuance to the Lead Investors on such

Subsequent Closing Date of the maximum number of Additional Shares as may be sold and issued to the Lead Investors without either of AIG GSEF's or the AIG Gem Investors' respective fully diluted ownership interest in the Company on an "as converted" basis exceeding nineteen and ninety-nine one-hundredths of one percent (19.99%), is less than nineteen and ninety-nine one-hundredths of one percent (19.99%); provided, however, that in no event shall the number of Additional Shares issued at any Subsequent Closing to the Lead Investors in the aggregate be less than that number of Additional Shares as shall be obtained by dividing one million dollars ($1,000,000.00) by the Per Share Issue Price in effect as of the applicable Subsequent Closing Date, or (iii) a third party has acquired equity securities of the Company, or securities convertible into or exercisable or exchangeable for equity securities of the Company, resulting in such third party, directly or indirectly through one or more affiliates, holding a fully diluted ownership interest in the Company on an "as converted" basis that is greater than that of the Lead Investors in the aggregate, in which case all of the remaining Additional Shares not theretofore sold and issued to the Lead Investors shall be sold and issued to the Lead Investors at such Subsequent Closing.

        5.17    Miscellaneous.    With respect to the Initial Closing only, the Company shall have delivered to the Investors such other documents relating to the transactions contemplated by the Transaction Documents as the Investors or their counsel may reasonably request.

ARTICLE 6

CONDITIONS TO THE COMPANY'S OBLIGATIONS AT EACH CLOSING

        The obligations of the Company to sell, issue and deliver the Purchased Shares to each Investor at the Closings, as provided in Article 2 hereof, are subject to the satisfaction by such Investor or waiver by the Company of each of the following conditions:

        6.1    Representations and Warranties.    The representations and warranties of such Investor contained in Article 4 shall be true and correct on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct on and as of such specific date).

        6.2    Performance.    Such Investor shall have performed and complied with all agreements and obligations contained in this Agreement or the other Transaction Documents that are required to be performed or complied with by it on or before each Closing Date.

        6.3    Nasdaq Authorization Letter.    With respect to the Initial Closing only, the Company shall have received the Nasdaq Authorization Letter.

        6.4    Purchase Price.    Such Investor shall have paid its respective purchase price for such Investor's Purchased Shares in the manner described in Article 2 hereof, which purchase price shall be, in the case of the Initial Closing, as indicated on Schedule 2.1 hereto or, in the case of any Subsequent Closing, as calculated in accordance with Sections 2.2 and 2.4 hereof.

        6.5    Miscellaneous.    With respect to the Initial Closing only, each Investor shall have delivered to the Company such other documents relating to the transactions contemplated by the Transaction Documents as the Company or its counsel may reasonably request.

ARTICLE 7

INDEMNIFICATION; SURVIVAL

        7.1    Indemnification.    Except as otherwise provided in this Article 7, the Company, on the one hand, and each of the Investors severally and not jointly, on the other hand (each of the Company, on the one hand, and each of the Investors severally and not jointly, on the other hand, an "Indemnifying

Party") agrees to indemnify, defend and hold harmless the other and their Affiliates and their respective officers, directors, agents, advisors, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all claims, damages, liabilities, losses and expenses (but excluding incidental, consequential or punitive damages), or written threats thereof (including, without limitation, any claim by a third party and including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) (collectively, "Losses") resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Indemnifying Party in this Agreement or the other Transaction Documents or any document, instrument or certificate contemplated hereby or thereby. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party. To the extent that the undertaking by the Indemnifying Party to indemnify the Indemnified Parties under this Article 7 may be unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the Losses that is permissible under applicable law.

        7.2    Notification.    Each Indemnified Party under this Article 7 shall, promptly after the receipt of notice of the commencement of any proceeding against such Indemnified Party or receipt of a written threat thereof in respect of which indemnity may be sought from the Indemnifying Party under this Article 7, notify the Indemnifying Party in writing of the commencement or threat thereof, which notice shall include the basis of all claims asserted in such proceeding or threat, reasonable detail concerning such facts giving rise to such claims of which the Indemnified Party has knowledge and the Losses for which the Indemnified Party is seeking indemnification (or a reasonable and good faith estimate thereof). The failure of any Indemnified Party to deliver to the Indemnifying Party the notice required by this Section 7.2 shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article 7 or (b) under this Article 7 unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses, it being understood that the failure of any Indemnified Party to give notice to the Indemnifying Party of any threat shall in all events be deemed not to result in any such forfeiture of substantive rights or defenses. In case any such proceeding shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any proceeding in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists under the applicable legal canons of ethics or bar association rules between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in such circumstances the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such proceeding. The Indemnifying Party shall not be liable for any settlement of any proceeding effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article 7 shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

        7.3    Survival.    All of the representations and warranties of the Company (except for the representations and warranties of the Company set forth in Section 3.31 hereof) and the Investors made herein shall survive the execution and delivery of this Agreement and the Initial Closing for a period of twelve (12) months from the later of the date hereof and the Initial Closing Date. The representations and warranties of the Company set forth in Section 3.31 hereof shall survive the execution and delivery of this Agreement and the Initial Closing until the later of (i) the first date upon which the issued and outstanding shares of Series C Preferred Stock held by the Investors, as a group, represent less than five percent (5%) of the total voting power of the Company determined on a fully diluted and "as converted" basis or (ii) the twenty-four (24) month anniversary of the Initial Closing Date. Subject to Section 9.1 hereof, all agreements and covenants of the Company and the Investors made herein shall survive the execution and delivery of this Agreement and the Initial Closing indefinitely except to the extent otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, each Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

ARTICLE 8
COVENANTS

        The Company and the Investors hereby covenant and agree as follows:

        8.1    Commercially Reasonable Efforts.    Each party shall use its commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Articles 5 and 6 of this Agreement.

        8.2    Form D and Blue Sky Laws.    The Company agrees to file a Form D with respect to the Purchased Shares following each Closing Date as required under Regulation D of the Securities Act and to provide a copy thereof to each Investor promptly after such filing. The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or "blue sky" laws of the states of the United States following each Closing Date.

        8.3    Financial Statements and Other Information.    Until such time as the Investors shall no longer hold, as a group, shares of Series C Preferred Stock representing at least five percent (5%) of the total voting power or voting securities of the Company on a fully diluted and as converted basis, the Company shall, unless such information is contained in SEC Documents and has been filed with the SEC through and is available to the Investors via EDGAR, deliver to each Investor:

          (a)  not later than ninety (90) days after the end of each fiscal year of the Company or such earlier period as required by SEC rules and regulations applicable to the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis and all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm; and

          (b)  not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year or such earlier periods as required by SEC rules and regulations applicable to the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; and

          (c)  not later than twenty-five (25) days after the end of each month of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and, not later than thirty (30) days after the end of each month of each fiscal year, the related statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month, all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP; provided that any failure by the Company to deliver any balance sheet or financial statement as provided in this Section 8.3(c) on or prior to the date(s) herein specified shall not constitute a breach of or default under this Agreement by the Company; and

          (d)  copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

        8.4    FIRPTA Certificate.    If requested by any of the Investors, as promptly as practicable, but not later than five (5) days after the end of each fiscal year of the Company, the Company shall deliver to each Investor, in form and substance satisfactory to such Investor, a certificate signed by an executive officer of the Company in customary form certifying that the Company is not a "foreign person" within the meaning of Section 1445 of the Code.

        8.5    Reservation of Common Stock.    The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares, as provided in the Certificate of Designation, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion. Such shares of Common Stock shall at all times remain duly authorized and, when issued or delivered in accordance with the Certificate of Designation, shall be validly issued, fully paid and non-assessable.

        8.6    Inspection.    Except as otherwise limited by applicable Requirements of Law, and subject to any confidentiality-related restrictions, limitations and obligations that the Company may reasonably request from the Investors, the Company shall permit representatives of the Investors to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company.

        8.7    Required Stockholder Approval.    After the date hereof, the Company shall prepare and file with the SEC a proxy statement to be distributed to the Company's stockholders in connection with a special or annual meeting of the Company's stockholders to be held as promptly as practicable and in any event no later than June 30, 2003, which proxy statement, including any amendments or supplements thereto, shall solicit votes in favor of the Required Stockholder Approval (the "Proxy Statement"). Unless and until the condition set forth in Section 5.16 hereof has otherwise been satisfied such that all of the Additional Shares have been sold and issued to the Lead Investors in accordance with the terms hereof, the Company shall use all reasonable commercial efforts to have or cause the Proxy Statement to be cleared by the SEC as promptly as practicable. The Company agrees to provide the Lead Investors and their counsel with drafts of the Proxy Statement prior to filing it with the SEC and any written comments the Company or its counsel may receive from the SEC with respect to the Proxy Statement promptly after the receipt of such comments. The Company will cause the Proxy Statement (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Following clearance by the SEC of the Proxy Statement, the Company shall, unless the condition set forth in Section 5.16 hereof has otherwise been satisfied such that all of the Additional Shares have been sold and issued to the Lead Investors in accordance with the terms hereof, promptly distribute the Proxy Statement to its stockholders and call and arrange for a special or annual meeting of its stockholders and take such other actions as are required or necessary in order to obtain the Required Stockholder Approval as promptly as practicable. In connection with the solicitation of the Company's stockholders in order to obtain the Required Stockholder Approval, the Board of Directors shall recommend that the Company's stockholders vote in favor of the proposal submitted for their consideration such that, should the requisite number of votes voting in favor of the proposal be obtained, the Required Stockholder Approval shall be obtained.

        8.8    Board Representation & Board Observer.    The Investors shall be entitled to representation on the Board of Directors of the Company and the board observer rights as and in the manner provided in the Certificate of Designation. The Company shall take such steps as are necessary to permit the appointment of the Preferred Director (as defined in the Certificate of Designation) by the holders of the Purchased Shares in accordance with applicable law, the Certificate of Incorporation (including the Certificate of Designation) and the Bylaws of the Company. The Company shall pay the costs and expenses, including reasonable travel, hotel and meal expenses, incurred by the Preferred Director in connection with the execution of his responsibilities in his capacity as a director of the Company. The Company shall in no manner be required to reimburse or make payment for any costs or expenses incurred by or on behalf of the board observer (whether or not relating to attendance at or observation of any Board of Directors meeting), and the Investor (or, as applicable, the holders from time to time of the Purchased Shares) shall bear sole and exclusive responsibility for such costs and expenses of the board observer.

        8.9    Reimbursable Expenses.    At the Initial Closing, the Company shall reimburse the Investors for the reasonable fees and expenses of their counsel incurred in connection with the transactions contemplated by this Agreement on presentation by the Investors of such reasonable documentation evidencing such fees and expenses; provided, however, that the aggregate amount payable by the Company for all such fees and expenses shall not exceed $300,000 (collectively, the "Reimbursable Expenses"); and provided further, however, that, in the event that the Initial Closing does not occur on or before December 31, 2002 (as such date may be extended pursuant to Section 9.1) for any reason other than the Investors' breach of this Agreement, the Company shall pay to the Investors, no later than five (5) Business Days following the Company's receipt of the Investors' request for such payment, which request shall include reasonable documentation evidencing such fees and expenses, an aggregate amount equal to the Reimbursable Expenses by wire transfer of immediately available funds.

        8.10    Stock Option Plans.    From and after the Initial Closing Date, the Company shall maintain an employee stock option plan (the "Employee Stock Option Plan") pursuant to which an aggregate maximum (as subject to increase in accordance with the provisions of the Certificate of Designation) of 9,000,000 shares of Common Stock (as adjusted for stock splits and similar events) may be issued from and after the Initial Closing Date upon exercise of Employee Options; provided, however, that upon the forfeiture of any Employee Options, the number of shares of Common Stock that would have been issuable upon exercise of such forfeited Employee Options shall be forever ignored and not counted for purposes of determining whether the aggregate maximum number of shares of Common Stock issuable upon exercise of Employee Options has been reached, and such forfeited Employee Options may thereafter be reissued subject to the terms herein and in the Certificate of Designation. Additional Employee Options may from time to time be granted after the Initial Closing Date pursuant to the Employee Stock Option Plan as determined by the Board of Directors; provided, however, that, subject to any increase in the aggregate maximum number of shares of Common Stock issuable upon exercise of Employee Options as aforesaid, no additional Employee Options shall be granted if, as of the date such additional Employee Options are to be granted, taking into account the number of shares of Common Stock issuable upon exercise thereof, the number of shares of Common Stock issued after the Initial Closing Date upon exercise of Employee Options plus the number of shares of Common Stock issuable upon exercise of unexercised and unforfeited Employee Options granted or to be granted is greater than 9,000,000 shares (as adjusted for stock splits and similar events).

        8.11    Preemptive Rights.    The Investors shall be entitled to exercise preemptive rights as and in the manner provided in the Certificate of Designation.

        8.12    Protective Provisions.    The Investors shall be entitled to the protective provisions and rights as and in the manner provided in the Certificate of Designation.

        8.13    Payment of Excess Performance Adjustment Amounts.    To the extent, and only to the extent, that the Company does not pay any Performance Adjustment Amount in cash pursuant to Section 5(e)(v) of the Certificate of Designation and any Conversion Ratio adjustment pursuant to Section 5(e) of the Certificate of Designation is not made in full by reason of Section 5(f)(i) of the Certificate of Designation, the Company shall, within fifteen (15) days after the date such Conversion Ratio adjustment would have otherwise been made pursuant to Section 5(e)(i) of the Certificate of Designation, remit to each Investor, in satisfaction and discharge of any and all rights of such Investor with respect to such adjustment except as otherwise provided in this Section 8.13, an amount in cash as shall be determined by multiplying the Performance Adjustment Amount (or such proportionate percentage thereof if a portion of the adjustment provided for in Section 5(e)(i) has been made) by the number of shares of Series C Preferred Stock then held by such Investor. In the case of any shares of Series C Preferred Stock that are issued as Additional Shares after the date(s) on which any cash payments were made or required to be made by the Company to the Investors pursuant to this Section 8.13, the Company shall, within fifteen (15) days after the date such Additional Shares are issued, pay to the Investors holding such Additional Shares a cash amount equal to the cash amount(s)

as would have been paid to the holder(s) of such Additional Shares had the same been issued and outstanding on the date(s) of any cash payment(s) made by the Company or required to be made by the Company pursuant to this Section 8.13 prior to the date of issuance of such Additional Shares.

        8.14    Insurance.    The Company shall use its commercially reasonable efforts to maintain (or, in the Company's discretion, to make self-insurance provision as to such matters on terms reasonably acceptable to the Investors) directors' and officers' liability insurance for each of the Company's directors and officers with coverage amounts of not less than ten million dollars ($10,000,000) on an aggregate basis naming the Company as the sole beneficiary under such policies.

        8.15    Break-Up Fee.    In the event that each of the conditions to the Initial Closing set forth in Articles 5 and 6 above (other than the condition described in Section 6.4) has been satisfied or waived and the Investors are ready, willing and able to proceed with the Initial Closing on or before December 31, 2002, and the Company elects not to proceed with the Initial Closing on or before the scheduled Initial Closing Date (which scheduled Initial Closing Date shall be on or before December 31, 2002), the Company shall pay to the Investors an amount equal to $500,000 plus reasonable fees and expenses of Investors' counsel in the aggregate not to exceed $300,000 (such fees and expenses to be verified by the Investors' presentation of reasonable documentation evidencing such fees and expenses), and neither party shall have any further liability to the other except as set forth in Article 7 hereof.

        8.16    Publicity; Confidentiality.    Within fifteen (15) calendar days of the date hereof, the Company shall prepare and file a Current Report on Form 8-K (the "Form 8-K") with the SEC disclosing the transactions contemplated hereby and filing this Agreement as an exhibit thereto. Prior to filing the Form 8-K with the SEC, the Company shall provide a draft of the Form 8-K to the Investors for their review and comment. Except for the Form 8-K and as may be required by applicable Requirements of Law, none of the parties hereto shall issue a press release or make any public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Investors or the business, technology and financial affairs of the Company, without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict any of the parties from disclosing information (a) that is already publicly available, (b) that was known to such party on a non-confidential basis prior to its disclosure by the other party, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or any Requirement of Law, provided that such party will use reasonable efforts to notify the other party(ies) in advance of such disclosure so as to permit the other party(ies) to seek a protective order or otherwise contest such disclosure, and such party will use reasonable efforts to cooperate, at the expense of the other party(ies), with the other party(ies) in pursuing any such protective order, (d) to the other party's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel or (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents. If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

        8.17    Net Debt Level.    The Company shall use its commercially reasonable efforts to reduce its Net Debt to less than four hundred sixty-five million dollars ($465,000,000) as soon as practicable following the Initial Closing Date.

        8.18    Further Assurances.    Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

        8.19    Approval of Authorized Preferred Stock Issuance.    In the event that any firm commitment to purchase any preferred stock of the Company pursuant to an Authorized Preferred Stock Issuance is entered into between the Company and any third-party purchaser(s) (such commitment to be subject only to such shareholder approval of the issuance of such new preferred stock as may be required by applicable law or regulation) within forty-five (45) days of the date hereof, each of the Investors agrees to affirmatively vote in favor of the issuance of such new preferred stock to such third-party purchaser(s) with respect to all shares of Series C Preferred Stock and all shares of Common Stock then held by such Investor at any special or annual meeting of stockholders at which stockholder approval is sought by the Company for such issuance so long as such issuance satisfies the criteria of an Authorized Preferred Stock Issuance.

ARTICLE 9

TERMINATION OF AGREEMENT

        9.1    Termination.    This Agreement shall be terminated and be null and void and of no further force or effect, and the Company's and the Investors' obligation to complete the purchase and sale of the Purchased Shares to be issued and sold at the Initial Closing and any Subsequent Closing shall be rescinded, if the Initial Closing shall not have occurred on or prior to December 31, 2002 unless extended by mutual written agreement, and the Lead Investors' obligation to complete the purchase and sale of any theretofore unissued Additional Shares shall terminate if all of the Additional Shares shall not have been issued to the Lead Investors on or before June 30, 2003 or if the Company's stockholders shall have voted against the sale and issuance of the Additional Shares to the Lead Investors; provided, however, that, notwithstanding the foregoing, the provisions of Article 7 and Sections 8.9, 8.15, 8.16, 10.1, 10.4, 10.5, 10.6, 10.8, 10.9 and 10.11 shall survive the termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

        10.1    Entire Agreement.    This Agreement, together with the Schedules and Exhibits hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Schedules and Exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

        10.2    Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        10.3    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        10.4    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

        10.5    Consent to Jurisdiction.    To the extent permitted by applicable law, any judicial proceeding brought in connection with this Agreement must be brought in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 10.8 hereof, and service so made shall be deemed completed on the fifth Business Day after such service is deposited in the mail. Nothing in this Section 10.5 shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.

        10.6    Severability.    If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

        10.7    Rules of Construction.    Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

        10.8    Notices.    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by registered or certified first-class mail, return receipt requested, facsimile transmission, courier service or personal delivery as follows:

    (i) if to the Company, to:

    Primus Telecommunications Group, Incorporated
    1700 Old Meadow Road
    McLean, VA 22102
    Facsimile: (703) 902-2814
    Attention: John F. DePodesta, Executive Vice President

    with copies to:

    Primus Telecommunications Group, Incorporated
    1700 Old Meadow Road
    McLean, VA 22102
    Facsimile: (703) 902-2814
    Attention: Danielle O. Saunders, General Counsel

    and

    Kelley Drye & Warren LLP
    8000 Towers Crescent Drive
    Suite 1200
    Vienna, VA 22182
    Facsimile: (703) 918-2450
    Attention: Joseph B. Hoffman, Esq.

    (ii) if to any of the Lead Investors, to:

    AIG Global Sports and Entertainment Fund, L.P.
    AIG Global Emerging Markets Fund, L.L.C.
    GEM Parallel Fund, L.P.
    c/o AIG Capital Partners, Inc.
    175 Water St., 23rd Floor
    New York, NY 10038
    Facsimile: (212) 458-2153
    Attention: Corporate Counsel

    with copies to:

    PH Capital, LLC
    1266 East Main Street
    4th Floor
    Stamford, CT 06902
    Facsimile: (203) 921-2448
    Attention: Geoff Hamlin and Paul Pizzani

    and

    Pillsbury Winthrop LLP
    Financial Centre
    695 East Main Street
    Stamford, CT 06901
    Facsimile: (203) 965-8226
    Attention: Robert J. Rawn, Esq.

    (iii) if to the Co-Investor, to:

    Duke Hotels Limited
    c/o Greenaap Consultants Ltd.
    66 Merrion Square
    Dublin 2, Ireland
    Facsimile: +353 (1) 662-0506
    Attention: Ian Buchanan

    with copies to:

    AIG Capital Partners, Inc.
    175 Water St., 23rd Floor
    New York, NY 10038
    Facsimile: (212) 458-2153
    Attention: Corporate Counsel

        All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service by 5:00 pm EST on a Business Day, otherwise, on the next succeeding Business Day; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged by 5:00 pm EST on a Business Day, if sent via facsimile, otherwise, on the next succeeding Business Day. Any party may by notice given in accordance with this Section 10.8 designate another address or Person for receipt of notices hereunder.

        10.9    Successors and Assigns; Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Investors may assign any of their rights under this Agreement to any of their respective Affiliates; provided, however, that in such circumstances, such assigning Investor(s) shall remain primarily liable for such Investor's obligations hereunder. The Company may not assign any of its rights under this Agreement without the written consent of the Investors. Except as provided in Article 7 with respect to the limited class of other Persons identified specifically therein, no Person other than the parties hereto and their successors and permitted assigns shall be a beneficiary of this Agreement.

        10.10    Amendment and Waiver.    (a) No failure or delay on the part of the Company or the Investors in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Investors at law, in equity or otherwise.

          (b)  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Investors from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Investors holding at least two-thirds (2/3) of the Purchased Shares, and (ii) only in the specific instance and for the specific purpose for which made or given; provided; however, that to the extent any amendment or waiver adversely affects only a specific Investor or group of Investors but not all of the Investors as a class, such amendment or waiver shall require the prior written consent of each Investor so adversely affected.

        10.11    Expenses.    Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Investors, on the one hand, and the Company, on the other hand, shall pay the fees and expenses of their respective legal counsel, accountants, investment bankers and other experts, agents and representatives incident to the negotiation and preparation of this Agreement, and the consummation of the transactions contemplated by this Agreement.

        10.12    No Recourse to Specified Individuals.    Except in cases constituting actionable fraud by any such individual, in no event shall the Investors have any recourse against any individual named on Schedule I to this Agreement personally under, relating to or arising out of this Agreement or any other Transaction Document, including with respect to any representation or warranty made by the Company herein or therein.

        [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement as of the date first written above.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:

Name:
Title:

AIG GLOBAL SPORTS AND ENTERTAINMENT FUND, L.P.

By:	AIG GSEF, L.P., its General Partner

	By:	AIG GSEF INVESTMENT, LTD., its General Partner

By:

Name:
Title:

AIG GLOBAL EMERGING MARKETS FUND, L.L.C.

By:	AIG Capital Management Corp., its Managing Member

By:

Name:
Title:

GEM PARALLEL FUND, L.P.

By:	AIG Capital Management Corp., its General Partner

By:

Name:
Title:

DUKE HOTELS LIMITED

By:

Name:
Title:

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STOCK PURCHASE AGREEMENT by and among PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, AIG GLOBAL SPORTS AND ENTERTAINMENT FUND, L.P., AIG GLOBAL EMERGING MARKETS FUND, L.L.C., GEM PARALLEL FUND, L.P and DUKE HOTELS LIMITED
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